EXHIBIT 23.A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 14, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Credit Acceptance Corporation and subsidiaries on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Credit Acceptance Corporation and subsidiaries on Form S-3 (File Nos. 333-18301 and 333-187778) and on Forms S-8 (File Nos. 333-67348, 333-91734, 333-111831, 333-120756 and 333-187105).

/s/ Grant Thornton LLP

Southfield, Michigan
February 14, 2014